UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2025

OPEN LENDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39326	84-5031428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 S. MoPac Expressway

Suite 450

Austin, Texas 78746

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 512-892-0400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LPRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Transition

On March 31, 2025, the Board of Directors (the “Board”) of Open Lending Corporation (the “Company”) announced that the Board has appointed Jessica Buss as the Chief Executive Officer of the Company, effective immediately. Charles D. Jehl will continue to serve as the interim Chief Financial Officer during a transitionary period and will remain a non-employee member of the Board following such transitionary period. The Board is conducting a comprehensive search process to identify a permanent Chief Financial Officer. On March 31, 2025 the Board also appointed Michelle Glasl as the Chief Operating Officer of the Company, effective immediately.

Jessica Buss, age 54, previously served as the CEO of Argo Group International Holdings, Ltd. a subsidiary of Brookfield Wealth Solutions Ltd. (NYSE, TSX: BNT), a leading capital solutions business providing insurance and reinsurance services to individuals and institutions. She was previously the president, U.S. insurance, of Argo prior to its acquisition by Brookfield Re from August 2022 until November 2023. Prior to joining Argo, she was President and CEO of GuideOne Insurance Company from 2017 until her resignation in April 2022 and, prior to that, she was senior vice president – Commercial and Specialty Lines at State Auto Insurance Companies. Jessica held several other positions during her tenure at State Auto, including chief operating officer and chief financial officer of the company’s specialty subsidiary, and senior vice president of Specialty. Prior to joining State Auto, Jessica was a member of a three-person team that raised the capital for the formation and start-up operations of Rockhill Holdings, a niche property and casualty business that was purchased by State Auto in 2009. She was also CFO for Citizens Property Insurance Corporation. In 2016, Jessica was named one of Insurance Business’ Elite Women of the Year. Jessica has bachelor’s degree in accounting from the University of Wisconsin and Master of Business Administration from the University of Florida.

Ms. Buss does not have any family relationship with any director or executive officer of the Company or person nominated or chosen by the Company to become a director or executive officer, there is no arrangement or understanding between her and any other person(s) pursuant to which she was selected as an officer, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Michele Glasl, age 54, also joins Open Lending from Argo Group, where she has served as Head of Operations since 2022. As Head of Operations, she oversaw information technology, security, operations and communications. Ms. Glasl previously served as SVP of Strategy and Business Development at Argo Group. Prior to that, she served as Chief Information Officer at GuideOne Insurance from June 2017 to June 2022. She previously served as Vice President of Technology at State Auto from February 2009 to June 2017. Ms. Glasl has a Bachelor of Science degree from the University of Wisconsin - Milwaukee.

Ms. Glasl does not have any family relationship with any director or executive officer of the Company or person nominated or chosen by the Company to become a director or executive officer, there is no arrangement or understanding between her and any other person(s) pursuant to which she was selected as an officer, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company has entered into its standard form of officer indemnification agreement with Ms. Buss and Ms. Glasl, the form of which is filed as Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on June 15, 2020.

On March 31, 2025, the Company issued a press release in connection with the foregoing transitions. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

Employment Agreement with Ms. Buss

In connection with Ms. Buss’ appointment, on March 31, 2025, the Company and Ms. Buss entered into an employment agreement (the “CEO Employment Agreement”). Pursuant to the CEO Employment Agreement, Ms. Buss will serve as the Chief Executive Officer of the Company and executive chairman of the Board.

Pursuant to the CEO Employment Agreement, Ms. Buss will be paid an annual base salary of $800,000 and will be eligible to receive an annual cash incentive bonus with a target opportunity of 100% of her base salary and a maximum opportunity of 150% of her base salary, based on the attainment of performance measures established by the Board or the Compensation Committee of the Board. In the event of a change in control of the Company, Ms. Buss will be eligible to receive a prorated annual cash incentive bonus at the greater of the target or actual level of performance as of the date of the change in control. The CEO Employment Agreement provides that Ms. Buss will be granted an initial long-term incentive award of 4,776,000 time-based stock options, which will be subject to the Company’s 2020 Stock Option and Incentive Plan and underlying award agreement. Such stock options will vest in equal installments on each of the first five (5) anniversaries of the date of grant, subject to Ms. Buss’ continued employment or service through each such vesting date. In the event Ms. Buss is terminated by the Company without cause or she resigns for good reason immediately prior to, or on or within the 12-month period following a change in control of the Company, then her stock options will accelerate and vest. Ms. Buss was also granted a cash sign-on bonus in the amount of $400,000, which is subject to repayment if Ms. Buss is terminated by the Company for cause within the twelve (12) months following Ms. Buss’ employment commencement date. The repayment obligation will lapse upon the earlier of the twelve (12) month anniversary of her employment commencement date, her termination by the Company without cause, her death or disability or upon the occurrence of a change in control.

In addition, the CEO Employment Agreement provides upon Ms. Buss’ termination of employment from the Company for good reason or a termination of employment by the Company without cause, in either case, other than immediately prior to, on or within 12 months following a change in control of the Company, Ms. Buss will be eligible to receive continued payment of her then-current base salary for 24 months (and if such termination occurs following the conclusion of the performance period applicable to annual cash incentive compensation, then the annual cash incentive compensation she would have received had she been employed by the Company on the payment date) and up to 18 months of subsidized COBRA coverage. The CEO Employment Agreement further provides that if such termination of employment occurs immediately prior to, on or within 12 months following a change in control of the Company, Ms. Buss will be eligible to receive (i) a lump-sum equal to two times the sum of (x) her then-current base salary plus (y) her annual incentive bonus based on the attainment of the actual level of performance as determined by the Board or the Compensation Committee of the Board immediately prior to the date of the change in control and extrapolated for the remainder of the fiscal year in which the change in control occurs or, if higher, Ms. Buss’ target annual cash incentive bonus for the then current year if such termination of employment occurs during the first half of the year, and (ii) up to 18 months of subsidized COBRA coverage.

The foregoing severance benefits are subject to the execution and nonrevocation of a release of claims in favor of the Company and continued compliance with post-termination restrictive covenants. The CEO Employment Agreement provides that if Ms. Buss receives any amount, whether under the CEO Employment Agreement or otherwise, that is subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, the amount of the payments to be made to the participant will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that Ms. Buss would receive following imposition of the excise tax and all income and related taxes.

The foregoing description of the CEO Employment Agreement is qualified in its entirety by reference to the text of the CEO Employment Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Transition Agreement with Mr. Jehl

The Company and Mr. Jehl entered into a transition services agreement (the “TSA”), dated as of March 31, 2025, in which Mr. Jehl will provide transition services to the Company as interim Chief Financial Officer.

The TSA provides that the term of Mr. Jehl’s services will continue through the ninetieth (90th) day following March 31, 2025, or if earlier, upon Mr. Jehl’s termination of employment by the Company for any reason, Mr. Jehl’s termination of employment for good reason, or due to Mr. Jehl’s termination of employment as a result of his death or disability. Following Mr. Jehl’s departure date, he will no longer be an employee of the Company but will remain a non-employee member of the Board. Mr. Jehl will be eligible to receive the severance pay and benefits provided under Section 4(c) of his amended and restated employment agreement, as previously filed as Exhibit 10.1 to the Form 8-K on September 11, 2024. Mr. Jehl will also be eligible to receive (i) accelerated vesting of the currently unvested 210,084 restricted stock units granted on March 22, 2024, in accordance with the terms of the equity award agreement, (ii) accelerated vesting of the unvested 109,809 time-based restricted stock units that would have vested had Mr. Jehl’s employment with the Company continued through October 31, 2025 and (iii) reimbursement of up to $10,000 in attorneys’ fees in connection with entering into the TSA.

The foregoing description of the TSA is qualified in its entirety by reference to the text of the TSA, which is attached hereto as Exhibit 10.2, and incorporated herein by reference.

Offer Letter with Ms. Glasl

In connection with Ms. Glasl’s appointment, on March 31, 2025, the Company and Ms. Glasl entered into an offer letter (the “COO Offer Letter”). Pursuant to the COO Offer Letter, Ms. Glasl will serve as the Chief Operating Officer of the Company and will receive the following compensation and benefits: (i) annual base salary of $400,000, (ii) target annual cash performance bonus of 100% of her base salary, (iii) long-term incentive target award equal to 90% of her base salary and (iv) eligible to participate in the Company’s group employee benefit plans in effect from time to time. Ms. Glasl was also granted a cash sign-on bonus in the amount of $100,000, which is subject to repayment if Ms. Glasl is terminated by the Company for cause within the twelve (12) months following Ms. Glasl’s employment commencement date. The repayment obligation will lapse upon the earlier of the twelve (12) month anniversary of her employment commencement date, her termination by the Company without cause, her death or disability or upon the occurrence of a sale event.

The foregoing description of the COO Offer Letter is qualified in its entirety by reference to the text of the COO Offer Letter, which is attached hereto as Exhibit 10.3, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement by and between the Company and Jessica Buss, dated March 31, 2025.

10.2	Transition Services Agreement by and between the Company and Charles D. Jehl, dated March 31, 2025.

10.3	Offer Letter by and between the Company and Michelle Glasl, dated March 31, 2025.

99.1	Press Release issued by the Company on March 31, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN LENDING CORPORATION

By:	/s/ Matthew S. Stark
Name:	Matthew S. Stark
Title:	Chief Legal and Compliance Officer

Date: March 31, 2025

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